Exhibit 11 - Statement re: Computation of Per Share Earnings:

Net income per share -

         Net income per share is based upon the weighted average number of shares outstanding during the year, after deduction of Treasury Stock, as well as the dilutive effect of stock options, if material.

                                                       1996           1995
                                                    ----------     ----------

Shares -

   Weighted average shares outstanding               9,297,925      9,594,040

   Dilutive effect of stock options outstanding            -0-            -0-
                                                    ----------     ----------
                                                     9,297,925      9,594,040

Net income                                          $4,709,000     $4,300,000
                                                    ----------     ----------

Net income  per share                               $      .51     $      .45
                                                    ----------     ----------

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